Exhibit 99.1

MassRoots Announces Letter of Intent to Purchase Herbfluence’s Technology Platform

(Denver, CO) December 29, 2020 -- MassRoots, Inc. (“MassRoots” or the “Company”) (OTCPink:MSRT), a technology and media company focused on the regulated cannabis industry, announced today that the Company has entered into a Letter of Intent to purchase Herbfluence’s technology platform. Terms of the closing are subject to standard due diligence and approval of the Definitive Agreement by the parties; for more information, please see the Company’s December 2020 Overview.

This asset purchase from Herbfluence is expected to enable MassRoots’ clients to easily identify the most effective influencers for their marketing campaigns, schedule influencer posts, and evaluate the results of their marketing spend.

“Influencer marketing remains one of the most effective forms of advertising today but often requires businesses to reach out to individual influencers to get pricing, obtain reviews from past clients, and schedule content -- a time-consuming and frustrating process,” stated Isaac Dietrich, Chief Executive Officer of MassRoots. “Through the purchase of these Herbfluence assets, we believe our platform will make it easy for any business to schedule a top-tier influencer marketing campaign aimed at the tens of millions of cannabis consumers in the United States.”

For more information, please see MassRoots’ Current Report on Form 8-K filed on December 29, 2020.

About MassRoots

MassRoots, Inc. (OTCPink: MSRT) is a leading media company focused on the regulated cannabis industry, with a significant following and traffic across its online and social media platforms. MassRoots has been covered by CNBC, CNN, Financial Times, Wall Street Journal, New York Times, Reuters, Associated Press, and Forbes. For more information on MassRoots, please visit IR.MassRoots.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in our filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Source: MassRoots, Inc.

Contact Info (for press only):

Isaac Dietrich

Isaac@MassRoots.com